UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 25, 2010

ZAP
(Exact name of Registrant as specified in its charter)

California	001-32534	94-3210624
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

501 Fourth Street Santa Rosa, CA		95401
(Address of principal executive offices)		(Zip Code)

(707) 525-8658
(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report:
None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5	Corporate Governance and Management

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2010, the Board of Directors (the “Board”) of ZAP (the “Company”) elected Alex (Alex) Wang as the Company’s Co-Chief Executive Officer, effective immediately.  Mr. Wang will serve as Co-Chief Executive Officer with Steve Schneider, who has served as the Company’s Chief Executive Officer since June of 2002.

Mr. Wang is currently the Chief Executive officer of Zhejiang Jonway Automobile Co. Ltd. He graduated from the University of Sunderland in the United Kingdom with an undergraduate degree in business administration. Mr. Wang is also a member of Zhejiang Council and a member of the after 70’s Elite Club of Taizhou China. He has held various management positions in the Jonway Group LTD for the past five years. Mr. Wang has been able to enhance Jonway Auto’s level of modernization and internationalism.

Mr. Wang will not receive compensation from the Company for his service as Co-Chief Executive Officer.

Concurrently with the appointment of Mr. Wang to the position of Co-Chief Executive Officer, the Board appointed Mr. Wang to serve as a member of the Board of Directors. The Company has not yet determined the committees of the Board on which Mr. Wang will serve.

As previously announced by the Company, on July 2, 2010, the Company entered into an Equity Transfer Agreement for the Purchase and Transfer of Certain Equity Interest in Zhejiang Jonway Automobile Co., Ltd. (the “Equity Transfer Agreement”) with Jonway Group Co., Ltd. to acquire a 51% interest in Zhejiang Jonway Automobile Co., Ltd., a limited liability company of the People’s Republic of China (“Zhejiang”), for $29 million (the “Acquisition Transaction”). Mr. Wang is also an owner of equity interests in Zhejiang may be entitled to receive a portion of the amounts the Company will pay pursuant to the Equity Transfer Agreement if and when the Acquisition Transaction closes.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP

Date: October 29, 2010	By:	/s/ Steven M. Schneider
Steven M. Schneider
Co-Chief Executive Officer